Exhibit 10.16

FORMULATION AND USE AGREEMENT

This Formulation and Use Agreement (the “Agreement”) is made and entered into as of [                        ] (the “Effective Date”), by and between Urigen Pharmaceuticals, Inc., a Delaware corporation, having its principal office at 1700 North Broadway, Suite 330, Walnut Creek, CA 94596 (“URIGEN”), and [                        ], a compounding pharmacy having its principal office at [                        ] (“PHARMACY”). URIGEN and PHARMACY are sometimes each hereinafter referred to as a "Party" or collectively as "Parties" to this Agreement.

Whereas, URIGEN is the owner of certain patent technology and know how relating to an alkalinized lidocaine and heparin formulation (the “Formulation”), its preparation and use (hereinafter further defined as the “Technology”);

Whereas, physicians often desire to obtain defined dosages of the Formulation for compassionate use with their patients suffering from disorders of the lower urinary tract and related conditions (the “Use”);

Whereas, PHARMACY wishes to obtain a non-exclusive right to prepare the defined dosages of the Formulation so that it may provide the same to physicians desiring to obtain the same for compassionate use with their patients; and

Whereas, URIGEN is willing to grant a non-exclusive right to the Technology to PHARMACY, subject to the terms set forth below.

Now, Therefore, in consideration of the above premises and the mutual covenants contained herein, the parties hereby agree as follows:

1 Definitions.

When used in this Agreement, the following terms shall have the meanings set out in this Article 1. Except as otherwise explicitly provided, all references to Articles and Sections shall refer to the Articles and Sections of this Agreement, and all references to Schedules shall refer to the Schedules appended to this Agreement, all of which are incorporated herein by reference.

1.1 The term “Affiliate” shall mean any entity which controls, is controlled by or is under common control with PHARMACY, where “control” means beneficial ownership of fifty percent (50%) or more of the outstanding shares or securities or the ability otherwise to elect a majority of the board of directors or other managing authority.

1.2 The term “Patented Technology” shall mean United States Patent Number 7,414,039 titled “Novel Interstitial Therapy for Immediate Symptom Relief and Chronic Therapy in Interstitial Cystitis” (the “Patent”), and all patent applications and patents basing priority off the Patent or its predecessor applications, including any continuations, continuations-in-part, divisions, extensions, renewals, reissues, revivals, re-examinations and foreign counterparts thereof.

1.3 The term “Know-How” shall mean and be defined as technical data, formulae, standards, technical information, specifications, processes, methods, as well as all information, knowledge, assistance, trade practices and secrets, and improvements thereto related to the Technology, Formulation and Use, that is divulged, disclosed, or in any way communicated by or for URIGEN to the PHARMACY under this Agreement, unless such information was, at the time of disclosure, or thereafter becomes part of the general knowledge or literature which is generally available for public use from other lawful sources. The burden of proving that any information disclosed hereunder is not confidential Know-How shall rest on the PHARMACY.

1.4 The term “Technology” shall mean the Technology and the Know-How provided hereunder.

1.5 The term “Formulation” shall mean alkalinized lidocaine and heparin formulated and prepared through use or incorporation of the Technology.

1.6 The term “Field” shall mean the compassionate use of the Formulation by physicians in patients with disorders of the lower urinary tract, being defined as the bladder, prostate and urethra.

1.7 The term “Term” shall have the meaning set forth in Section 10.1.

1.8 The term “Territory” shall mean the United States of America and its Territories.

2 Formulation and Use Grant.

2.1 Use Grant. Subject to the terms and conditions hereof, URIGEN hereby grants to PHARMACY and its Affiliates during the Term, as defined below, a nonexclusive right under the Technology and Patented Technology within the Field and Territory to make, have made, use, have used, provide, have provided, sell, offer for sale and have sold the Formulation.

2.2 Sublicenses. PHARMACY shall not have the right to grant sublicenses, except with the prior written consent of URIGEN. Any authorized sublicenses granted by PHARMACY shall provide that relevant obligations to URIGEN contained in this Agreement shall be binding upon the SUBPHARMACYS and shall provide for payments acceptable to URIGEN in its sole discretion.

3 Payments.

3.1 Payments. PHARMACY shall pay URIGEN earned royalties throughout the Term of [                        ] per ml for each dose of the Formulation. Payments shall be made as provided in Article 8 herein.

4 Ownership of Intellectual Property.

PHARMACY (for itself, its Affiliates and authorized SUBPHARMACYS) acknowledges and agrees that URIGEN is and shall remain (as to PHARMACY) the sole owner of the Technology and Formulation, and that PHARMACY (including its Affiliates and authorized SUBPHARMACYS) have no rights in or to the Technology and Formulation other than the rights specifically granted herein.

5 Representations And Disclaimers.

5.1 PHARMACY Representations. PHARMACY hereby represents, warrants and agrees that it:

5.1.1	shall not modify, improve or create derivatives of the Formulation or Technology without requesting permission from URIGEN in writing and obtaining the prior written approval of URIGEN;

5.1.2	shall make a good faith effort to provide the Formulation to physicians for the Use within the Territory, but in any case no less than a commercially reasonable effort;

5.1.3	is a corporation duly organized and validly existing and in good standing under the laws of the State of California, and is duly qualified to conduct its business as presently conducted;

5.1.4	has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

5.1.5	has taken all necessary legal action to authorize the execution and delivery of this Agreement, and this Agreement constitutes the legal, valid and binding obligation of PHARMACY enforceable against PHARMACY in accordance with its terms; and

5.1.6	is not subject to any pending or threatened (i) voluntary or involuntary bankruptcy, liquidation or similar proceeding or order, (ii) litigation, regulatory, judicial or arbitral proceeding or order, or (iii) non-competition, license, exclusivity or confidential agreement, any of which would likely affect its ability to enter into and/or perform its obligations under this Agreement.

5.2	URIGEN Representations. URIGEN hereby represents, warrants and agrees that it:

5.2.1	has sufficient rights to grant the rights granted herein to PHARMACY, and that to the best of its knowledge such grant of rights hereunder are free and clear of any known claims of third parties;

5.2.2	is a corporation duly organized and validly existing and in good standing under the laws of the state of Delaware, and is duly qualified to conduct its business as presently conducted;

5.2.3	has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

5.2.4	has taken all necessary legal action to authorize the execution and delivery of this Agreement, and this Agreement constitutes the legal, valid and binding obligation of URIGEN enforceable against URIGEN in accordance with its terms;

5.2.5	is not subject to any pending or threatened (i) voluntary or involuntary bankruptcy, liquidation or similar proceeding or order, (ii) litigation, regulatory, judicial or arbitral proceeding or order, or (iii) non-competition, license, exclusivity or confidential agreement, any of which would likely affect its ability to enter into and/or perform its obligations under this Agreement; and

5.2.6	to the best of URIGEN’S knowledge and belief, the Patent is valid and enforceable.

5.3	Warranty Disclaimer. Nothing in this Agreement is or shall be construed as:

5.3.1	a warranty or representation by URIGEN as to the validity or scope of any Patent rights or Know-How, except as provided in Section 5.2 above;

5.3.2	a warranty or representation that anything made, used, practiced, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents, copyrights and other rights of third parties except as provided in Section 5.2 above;

5.3.3	an obligation to bring or prosecute actions or suits against third parties for infringement, except as provided in Section 5.2 above and to the extent and in the circumstances described in Section 7;

5.3.4	a grant by implication, estoppel, or otherwise of any licenses under patent applications, patents, know-how, trade secrets or other technology of URIGEN other than as provided in Section 2 hereof; or

5.3.5	any other warranty or representation, except as expressly provided herein.

5.4 No Warranty. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES AS TO TITLE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

5.5 Disclaimer of Liability. In no event will either Party be liable for any incidental, special, consequential or punitive damages resulting from this Agreement including, without limitation, the exercise of PHARMACY’S rights under the license granted pursuant to this Agreement or the use of the Formulation or Technology.

6 Indemnification and Insurance.

6.1 Indemnification by PHARMACY. PHARMACY agrees to indemnify, hold harmless and defend URIGEN, its officers, directors, employees, attorneys and agents (each, a “URIGEN Indemnitee”), against any and all loss, damage or expense (including reasonable attorney’s fees) (collectively, “Damages”) incurred or sustained by any URIGEN Indemnitee as a result of (a) any breach by PHARMACY of any material term, provision, or covenant of this Agreement, (b) any inaccuracy in any representation or warranty made by PHARMACY in this Agreement, (c) any claim by an Affiliate or authorized SUBPHARMACY of PHARMACY arising under this Agreement, (d) any claims for injury or death related to the preparation, sale, use or administration of the Formulation, (e) any claims related to the preparation of the Formulation outside of the specifications, Patented Technology, Technology and Know-How provided by URIGEN, including lack of sterility and (f) any other claims or Damages. Notwithstanding anything to the contrary herein, PHARMACY shall have no liability to any URIGEN Indemnitee under this Section 6.1 to the extent said Damages arise, in whole or in part, from the grossly negligent, reckless, intentional or willful acts or omissions of a URIGEN Indemnitee or a breach of the material terms of this Agreement by URIGEN or a URIGEN Indemnitee. URIGEN shall give written notice to PHARMACY stating specifically the basis for the claim for Damages, the amount thereof and, in the event of a third party claim, shall tender defense thereof to PHARMACY as provided in Section 6.3. Amounts due shall be paid within thirty (30) days after demand.

6.2 Indemnification by URIGEN. URIGEN agrees to indemnify, hold harmless and defend PHARMACY, its officers, directors, employees, and agents (each, a “PHARMACY Indemnitee”) against any Damages incurred or sustained by any PHARMACY Indemnitee as a result of (a) any breach by URIGEN of any material term, provision or covenant of this Agreement and (b) any inaccuracy in any representation or warranty made by URIGEN in this Agreement, (c) any claims related to URIGEN's Formulation, Patented Technology, Technology and Know-How, and (c) any claims arising under the Patent Laws of the United States and related to URIGEN's Formulation, Patented Technology and Know-How provided to PHARMACY under this agreement, including without limitation claims for false marking or infringement by third parties. Notwithstanding anything to the contrary herein, URIGEN shall have no liability to any PHARMACY Indemnitee under this Section 6.2 for Damages to the extent said Damages arise in whole or in part, from the grossly negligent, reckless, intentional or willful acts or omissions of a PHARMACY Indemnitee. PHARMACY shall give written notice to URIGEN stating specifically the basis for the claim for Damages, the amount thereof , and in the event of a third party claim, shall tender defense thereof to URIGEN as provided in Section 6.3. Amounts due shall be paid within thirty (30) days after demand.

6.3 Tender of Defense for Damages. Promptly upon receipt by either Party of a notice of a claim by a third party which may give rise to a claim for Damages under Section 6.1 or 6.2 of this Agreement, the indemnified Party shall give written notice thereof to the indemnifying Party. Upon tender of defense, (i) the indemnifying Party shall undertake the defense against such claim and may contest or settle such claim on such terms, at such time and in such manner as the indemnifying Party, in its sole discretion, shall elect, (ii) the indemnified Party shall cooperate as reasonably requested (with reasonable out of pocket expenses, but not soft costs, being reimbursed by the indemnifying Party) in the defense of the claim, provided, however, that the indemnifying Party may not agree to any settlement which would invalidate any claim of the Patent or which would impose any ongoing obligation on the indemnified Party without the indemnified Party’s prior written consent, which shall not be unreasonably withheld. Notwithstanding the foregoing, the indemnified Party shall have the right to participate in the defense or prosecution of any claim, including hiring their own counsel at the indemnified Party’s own expense, and the indemnifying Party shall cooperate with the indemnified Party if the indemnified Party does so participate. If the indemnifying Party fails or refuses to defend any tendered third party claim for Damages, the indemnifying Party may nevertheless, at its own expense, participate in the defense of such claim by the indemnified Party and in any and all settlement negotiations relating thereto. In any and all events, the indemnifying Party shall have such access to the records and files of the indemnified Party relating to any claim for Damages as may be reasonably necessary to effectively defend or participate in the defense thereof.

6.4 Limitation of Liability. For purposes of this Article 6 and elsewhere in this Agreement, “Damages” shall not include consequential, exemplary or punitive damages or diminution in value or loss of bargain type damages which multiply or increase direct or out-of-pocket damages and shall be determined net of applicable insurance recoveries (but adding back deductible and copay amounts).

6.5 Insurance. In addition to the foregoing, PHARMACY shall use reasonable commercial efforts to obtain and maintain, during the Term (as defined below), comprehensive general liability insurance, including products liability insurance, with reputable and financially secure insurance carriers to cover the activities of PHARMACY, and their Affiliates and authorized SUBPHARMACYs, if any, contemplated by this Agreement.

7 Patented Technology.

7.1 Potential Infringement. In the event PHARMACY or URIGEN becomes aware of any actual or threatened infringement of any of the Patented Technology or other rights granted hereunder, that Party shall promptly notify the other and the Parties shall discuss the most appropriate action to take.

7.2 Marking. PHARMACY agrees to mark and to cause any Affiliate or authorized SUBPHARMACY to appropriately mark, as reasonably possible, and in accordance with URIGEN’s instructions, any Formulation (or its labels) prepared, sold, or otherwise disposed of by it or them with any notice of patent rights necessary or desirable under applicable law to enable the Patented Technology to be enforced to their fullest extent. Furthermore, all confidential materials and documentation shall be marked as such prior to providing them to any employee, agent or representative of PHARMACY.

8 Reporting, Verification and Payment.

8.1 Books and Records. PHARMACY agrees to keep proper records and books of account in accordance with good accounting practices, showing the preparation and sale of the Formulation by dosage form and size in milliliters of Formulation per dosage upon which the royalty payments of PHARMACY are based, and all other information necessary for the accurate determination of payment to be made hereunder. PHARMACY agrees to deliver to URIGEN, within ten (10) days after each of the following reporting periods; February 28th, April 30th, June 30th, August 31st, October 31st and December 31st, a report showing the information on which the payments herein provided are calculated. URIGEN will then invoice PHARMACY and shall include this agreement’s identifying number. Invoice shall be submitted to the UC San Diego Health System, Accounts Payable, PO Box 33268, San Diego, CA 92163. Payments may be made by check made payable to Urigen Pharmaceuticals, Inc. and sent via express mail to the Addresses listed in Section 13.

8.2 Audit. On reasonable written notice, URIGEN, at its own expense, shall have the right to have an independent certified public accountant, reasonably satisfactory to PHARMACY, inspect and audit the books and records of PHARMACY, its Affiliates and its authorized SUBPHARMACY during usual business hours for the sole purpose of, and only to the extent necessary for, determining the correctness of payments due under this Agreement. Such examination with respect to any fiscal year shall not take place later than one (1) year following the expiration of such period and such inspection and audit shall not occur more frequently than once per year.

9 Improvements

9.1 Improvements. Any Improvements in the Formulation or Technology, whether made by URIGEN, PHARMACY, its Affiliates, authorized sublicensees, agents or representatives shall be promptly disclosed to URIGEN and shall belong solely to URIGEN. PHARMACY shall take all reasonable steps requested by URIGEN, at URIGEN’S expense, to vest title in said Improvements in URIGEN. As used herein, “Improvements” shall mean any improvements, modifications, enhancements, new systems, new methods, new treatments or new products or the like made or derived from the Formulation or Technology.

10 Term and Termination.

10.1 Term. Unless earlier terminated under this Section 10, this Agreement shall enter into force on the Effective Date, and shall expire 3 years from Effective Date or on the earlier to occur of the following (the "Term"):

10.1.1 the approval of the Formulation by the United States Food and Drug Administration for the Use; or

10.1.2 the date of expiration of the last to expire of any patent included in the Patent Technology.

10.2 Termination by Either Party. This Agreement may be terminated by either Party, if the other Party substantially fails to perform or otherwise materially breaches any of the material terms, covenants or provisions of this Agreement, such termination to be effected by giving written notice of intent to terminate to the breaching Party stating the grounds therefore. The Party receiving the notice shall have sixty (60) days thereafter to correct such breach. If such breach is not corrected within said sixty (60) days after notice as aforesaid, then this Agreement shall automatically terminate. This agreement further may be terminated by any party for any reason upon ninety (90) days written notice of intent to terminate to the other party.

10.3 Termination for Non-Payment. URIGEN may immediately terminate this Agreement upon thirty (30) days written notice if PHARMACY fails to timely make any of the payments required under Article 3 and Section 8.1 hereunder.

10.4 Consequences of Termination.

10.4.1 In the event of expiration of this Agreement or termination of the Agreement for any reason whatsoever:

10.4.1.1	PHARMACY shall not thereby be discharged from any liability or obligation to URIGEN which became due or payable prior to the effective date of such expiration or termination; and

10.4.1.2	The rights and obligations of the Parties under Articles and Sections 2.3, 4, 5.1, 5.3, 5.4, 5.5, 6, 9, 10.4, 11 and 12, and any other right or obligation that has accrued prior to termination, shall survive any termination of this Agreement.

10.4.2 In the event of termination of the Agreement pursuant to Section 10.2.

10.4.2.1	If PHARMACY, its Affiliates or its authorized SUBPHARMACYs have accepted orders for, PHARMACY, its Affiliates or its authorized SUBPHARMACYS shall have the right to sell and fulfill such accepted orders, subject to the obligation of PHARMACY to pay URIGEN the royalty payments therefore as provided in Section 3 of this Agreement;

10.4.2.2	Subject to Section 10.3.2.1, PHARMACY shall discontinue, and shall cause its Affiliates to discontinue, the use, marketing and sale of Formulations and shall assign any authorized sublicenses granted hereunder to URIGEN in accordance with Section 2.2; and

10.4.2.3	All rights licensed, sold, assigned or transferred by URIGEN to PHARMACY hereunder shall revert to URIGEN, and PHARMACY agrees to promptly execute all instruments reasonably necessary to re-vest said rights in URIGEN.

11 Confidential Information.

11.1 Confidentiality. All confidential business and technical information, including, but not limited to all information related to the Formulation, Technology, business plans and strategies, technical information of either Party, business contracts, and financial, accounting and income information (the “Information”), communicated by each Party to the other, including, without limitation, Information contained in patent applications, business plans and the like, shall be received in strict confidence by the other Party, its Affiliates and authorized sublicensees, used only for the purposes of this Agreement and not disclosed by the recipient Party, its Affiliates and SUBPHARMACYS or their respective agents or employees without the prior written consent of the disclosing Party, unless such Information (i) was in the public domain at the time of disclosure, (ii) later became part of the public domain through no act or omission of the recipient Party, its employees agents, successors, or assigns, (iii) was lawfully disclosed to the recipient Party by a third party having the right to disclose it, (iv) was already known by the recipient Party at the time of disclosure and recipient can so demonstrate by competent written proof or (v) is required to be disclosed to a governmental agency pursuant to such agency’s rule and regulations in order to secure regulatory approval, provided that the recipient Party shall first give notice to the disclosing Party of such disclosure and shall have made a reasonable effort to maintain the confidentiality of such Information. All information provided hereunder whether to PHARMACY, URIGEN, a SUBPHARMACY or authorized third party, shall be considered confidential information and in the case of Information related to the Patented Technology, shall be marked according to URIGEN’s instructions with the patent numbers of said issued patents. Nothing contained herein shall prevent URIGEN, PHARMACY or their Affiliates from disclosing information to their employees, representative, agents and SUBPHARMACYs (the “Authorized Parties”) so long as such Authorized Parties have signed an agreement binding them to terms and conditions at least as restrictive as those provided in this Section 11.1 prior to them being provided with said Information.

12 Choice of Law; Dispute Resolution.

12.1 Governing Law. This Agreement is made in accordance with and shall be governed and construed in accordance with the laws of the State of California, as applied to contracts executed and performed entirely within the State of California, without regard to conflicts of laws rules.

12.2 Arbitration. If a dispute arises between the Parties relating to the interpretation or performance of this Agreement or the grounds for the termination thereof, the Parties agree to hold a meeting, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If, within thirty (30) days after such meeting, the Parties have not succeeded in negotiating a resolution of the dispute, such dispute shall be submitted to final and binding arbitration under the then current Licensing Agreement Arbitration Rules of the American Arbitration Association (“AAA”), with a panel of three (3) arbitrators in San Francisco, CA; provided, however, that California Code of Civil Procedure § 1283.05 shall apply to any such proceeding. Such arbitrators shall be selected by the mutual agreement of the Parties or, failing such agreement, shall be selected according to the aforesaid AAA rules. The Parties shall bear the costs of arbitration equally unless the arbitrators, pursuant to their right, but not their obligation, require the non-prevailing Party to bear all or any unequal portion of the prevailing Party’s costs. The decision of the arbitrator shall be final and may be sued on or enforced by the Party in whose favor it runs in any court of competent jurisdiction at the option of the successful Party. The arbitrators will be instructed to prepare and deliver a written, reasoned opinion conferring their decision. The rights and obligations of the Parties to arbitrate any dispute relating to the interpretation or performance of this Agreement or the grounds for the termination thereof shall survive the expiration or termination of this Agreement for any reason.

13 Addresses.

Notices provided for herein shall effectively be given by mailing the same by certified or registered mail or by delivery by commercial courier, in each case properly addressed with charges prepaid. For the purposes of making payments and giving notices, the addresses of the Parties hereto are as follows:

Urigen Pharmaceuticals, Inc.

___________________________

___________________________

___________________________

Attn: Dan Vickery, Board Chair

PHARMACY

___________________________

___________________________

___________________________

Attn:

 or to such subsequent addresses as either Party may furnish the other by giving notice thereof as provided in this Section 13.

14 Miscellaneous.

14.1 Assignment. This Agreement shall be assignable by URIGEN only with the prior written consent of PHARMACY, which consent may be withheld at the sole discretion of PHARMACY. This Agreement shall be assignable by PHARMACY to an Affiliate or non-Affiliated third party only with the prior written consent of URIGEN, which consent may be withheld at the sole discretion of URIGEN. Any assignment (other than to an Affiliate) without the prior written consent of URIGEN shall be void. This Agreement shall be binding upon and inure to the benefit of URIGEN, PHARMACY and their respective permitted assigns and successors in interest.

14.2 Headings. The headings used in this Agreement are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

14.3 Amendment. No amendment or modification hereof shall be valid or binding upon the Parties unless made in writing and signed by both Parties.

14.4 Force Majeure. Any delays in performance by any Party under this Agreement (other than the payment of monies due) shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the Party affected, including but not limited to, acts of God, embargoes, governmental restrictions, strikes or other concerted acts of workers, fire, flood, explosion, riots, wars, civil disorder, rebellion or sabotage. The Party suffering such occurrence shall immediately notify the other Party and any time for performance hereunder shall be extended by the actual time of delay caused by the occurrence.

14.5 Independent Contractors. In making and performing this Agreement, URIGEN and PHARMACY act and shall act at all times as independent contractors and nothing contained in this Agreement shall be construed or implied to create an agency, partnership or employer and employee relationship between URIGEN and PHARMACY. At no time shall one party make commitments or incur any charges or expenses for or in the name of the other Party except as specifically provided herein.

14.6 Severability. If any term, condition or provision of this Agreement is held to be unenforceable for any reason, it shall, if possible, be interpreted or revised rather than voided, in order to achieve the intent of the Parties to this Agreement to the extent possible. In any event, all other terms, conditions and provisions of this Agreement shall be deemed valid and enforceable to the full extent.

14.7 Waiver. None of the terms, covenants, and conditions of this Agreement can be waived except by the written consent of the Party waiving compliance.

14.8 Entire Agreement. This Agreement contains the entire agreement and understanding between the Parties with respect to the subject matter hereof, and merges all prior discussions, representations and negotiations with respect to the subject matter of this Agreement.

14.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which taken together shall constitute but one and the same instrument.

In Witness Whereof, the parties hereto have executed this Agreement by their duly authorized officers or representatives.

PHARMACY:	Urigen Pharmaceutical, Inc.
(URIGEN)

By:	By:
Name:	Dan Vickery
Title:	Title:
Date:	Date:

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